As filed with the Securities and Exchange Commission on June 6, 2013

Registration No. 333-188281

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________

AMENDMENT NO. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________

Star Bulk Carriers Corp.
(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi, 15124
Athens, Greece
(011) (30) 210-617-8400
(Address and telephone number of
Registrant's principal executive offices)
Seward & Kissel LLP Attention: Robert E. Lustrin, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1223 (Name, address and telephone number of agent for service)
________________________________________

Copies to:

Gary J. Wolfe, Esq.
Robert E. Lustrin, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1200 (telephone number)
(212) 480-8421 (facsimile number)

________________________________________

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

________________________________________

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

___________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities described in this document until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2013

PROSPECTUS

 Star Bulk Carriers Corp.

For up to 14,018,692 Common Shares at $5.35 per share, issuable upon the exercise of subscription rights.

We are distributing, at no charge, to holders of our common shares non-transferable subscription rights to purchase up to 14,018,692 common shares.  We refer to this offering as the rights offering.  In this rights offering, you will receive one subscription right for each common share you own at 5:00 p.m., New York City Time, on May 15, 2013, the Record Date.

For every one subscription right you receive, you will be entitled to purchase 2.5957 common shares at a subscription price of $5.35 per share, which we refer to as the subscription privilege. The per share subscription price was determined by our board of directors.  We will not issue fractional common shares in the rights offering, and holders will only be entitled to purchase a whole number of common shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

We are not requiring a minimum individual or overall subscription to complete the rights offering.  The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.  We have engaged American Stock Transfer & Trust Co., LLC to serve as the subscription agent, or the Subscription Agent, and Advantage Proxy Inc. to serve as the information agent, or the Information Agent, for the rights offering.

The subscription rights will expire worthless if they are not exercised by 5:00 p.m., New York City time, on     , 2013, unless the rights offering is otherwise extended.  If the rights offering does not take place for any reason, the Subscription Agent will return all subscription payments received, without interest or penalty, as soon as practicable. See "The Rights Offering—Cancellation; Extensions; Amendments."

We have entered into a purchase agreement, which we refer to as the Purchase Agreement, with certain standby investors including among others, our executive officers and certain of our directors, which we refer to as the Standby Investors, pursuant to which the Standby Investors have agreed to purchase from us, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, up to $75.0 million common shares at a price per share equal to the subscription price of the rights offering, in a private offering to be closed after the conclusion of the rights offering, or the Private Placement.  We refer to this commitment as the Purchase Commitment.  The exact amount of shares to be purchased by the Standby Investors will be the greater of the remaining common shares that are not purchased through the exercise of rights in the rights offering, or the Unsubscribed Shares, and 8,744,282 common shares, to which we refer as the Minimum Shares. If our shareholders do not purchase any shares in the rights offering, the Standby Investors will purchase all of the shares offered pursuant to this prospectus, or 14,018,692 common shares.  To the extent the number of Unsubscribed Shares available is less than the Minimum Shares, we have agreed to increase the number of shares sold in the Private Placement to equal the number of Minimum Shares.  In consideration for providing its Purchase Commitment, we have agreed to issue, at the closing of the Private Placement, to each Standby Investor that is not an affiliate of the Company immediately prior to the completion of the rights offering as specified in the Purchase Agreement, a number of additional common shares equal to 3% of such Standby Investor's Purchase Commitment, which we refer to as the Additional Shares.  We estimate that the total amount of Additional Shares to be issued will be approximately 373,367 common shares.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering.  All exercises of subscription rights are irrevocable (except in limited circumstances relating to a material amendment of the terms of this rights offering).  Our board of directors is making no recommendation regarding your exercise of the subscription rights.  As a result of the terms of this offering, shareholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights. See "Risk Factors—If you do not fully exercise your subscription privilege and this rights offering is completed, your interest in us will be significantly diluted. In addition, if you do not exercise your subscription privilege in full and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial."

Our common shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol "SBLK".  On June 5, 2013, the last reported sale price of our common shares on Nasdaq was $5.81 per share.

Exercising the rights and investing in our common shares involves a high degree of risk. We urge you to carefully read the section entitled "Risk Factors beginning on page 14 of this prospectus, the section entitled "Risk Factors" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated herein by reference, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share (1)	Aggregate (1)
Subscription Price	$5.35	$75,000,000
Estimated Expenses	$0.125	$1,750,230
Net Proceeds to Us	$5.225	$73,249,770

(1)  Assuming the rights are exercised in full (excluding our common shares that may be issued pursuant to the Private Placement).

Neither the Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2013.

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	ii
ENFORCEABILITY OF CIVIL LIABILITIES	ii
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
SUMMARY OF THE RIGHTS OFFERING	3
QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	7
RISK FACTORS	14
USE OF PROCEEDS	20
CAPITALIZATION	21
DILUTION	22
PRICE RANGE OF OUR COMMON SHARES	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
THE RIGHTS OFFERING	25
PURCHASE AGREEMENT	33
PLAN OF DISTRIBUTION	36
REPUBLIC OF THE MARSHALL ISLANDS COMPANY CONSIDERATIONS	37
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	40
EXPENSES RELATING TO THIS OFFERING	42
LEGAL MATTERS	42
EXPERTS	42
WHERE YOU CAN FIND ADDITIONAL INFORMATION	42

i

ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus.  You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources.  You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece.  See "Where You Can Find Additional Information."

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you.  We have not, and have not authorized anyone else, to provide you with different or additional information.  We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice.  We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless the context otherwise requires, the terms "Star Bulk," the "Company," "we," "us," "our," and similar names refer to Star Bulk Carriers Corp. and its subsidiaries.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Most of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes "forward-looking statements," as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties.  The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include; (i) the strength of world economies; (ii) fluctuations in currencies and interest rates; (iii) general market conditions, including fluctuations in charter hire rates and vessel values; (iv) changes in demand in the dry bulk shipping industry, including the market for our vessels; (v) changes in our operating expenses, including bunker prices, dry docking and insurance costs; (vi) changes in governmental rules and regulations or actions taken by regulatory authorities; (vii) potential liability from pending or future litigation; (viii) general domestic and international political conditions; (ix) potential disruption of shipping routes due to accidents or political events; (x) the availability of financing and refinancing; (xi) vessel breakdowns and instances of off-hire; and (xii) other important factors described from time to time in the reports filed by the us with the Commission.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled "Risk Factors," beginning on page 14 of this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

ii

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about us and this offering and may not contain all the information that is important to you.  This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference.  You should read this entire prospectus and the documents that we incorporate by reference carefully before making a decision about whether to invest in our securities.

Our Company

We are an international company providing worldwide transportation of drybulk commodities through our vessel-owning subsidiaries for a broad range of customers of major and minor bulk cargoes including iron ore, coal, grain, cement and fertilizer.  We were incorporated in the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

We own and operate a fleet of 13 vessels consisting of five Capesize drybulk carriers and eight Supramax drybulk carriers with an average age of 10.4 years and a combined cargo carrying capacity of approximately 1,290,602 dwt. Our fleet carries a variety of drybulk commodities including coal, iron ore, and grains, or major bulks, as well as bauxite, phosphate, fertilizers and steel products, or minor bulks.  We currently charter seven of our vessels on medium to long-term time charters with an average remaining term of approximately 1.8 years and six of our vessels on short-term time charters or on voyage charters, which are considered to be employed in the spot market due to the short duration of their current charters.  In addition to our owned fleet, we provide commercial and technical management services to one Capesize drybulk carrier and two Supramax drybulk carriers, which are minority owned and controlled by companies affiliated with one of our directors.

Fleet

The following table sets forth summary information regarding our fleet as of the date of this prospectus.

Vessel Name	Vessel Type	Size (dwt.)	Year Built	Daily Gross Hire Rate	Type/ Month of Contract Expiry
Star Aurora	Capesize	171,199	2000	$27,500	Time charter/ July 2013
Star Big	Capesize	168,404	1996	$25,000	Time charter/ November 2015
Star Borealis	Capesize	179,678	2011	$24,750	Time charter/ July 2021
Star Mega	Capesize	170,631	1994	$24,500	Time charter/ August 2014
Star Polaris (1)	Capesize	179,546	2011	$16,500	Time charter/ October 2013
Star Cosmo (2)	Supramax	52,247	2005	$5,500 first 45 days $9,750 thereafter	Time charter/ June 2013
Star Delta (2)	Supramax	52,434	2000	$9,500	Time charter/ August 2013
Star Epsilon (2)(4)	Supramax	52,402	2001	Freight $33.00/mt	Voyage charter/ Expected July 2013
Star Gamma (3)	Supramax	53,098	2002	$14,050	Time charter/ July 2013
Star Kappa (2)	Supramax	52,055	2001	$13,000	Time charter/ July 2013
Star Omicron (2)(5)(6)	Supramax	53,489	2005	$9,800	Time charter/ June 2013
Star Theta	Supramax	52,425	2003	$8,900	Time charter/ October 2013
Star Zeta (2)	Supramax	52,994	2003	$8,250 first 120 days $13,000 thereafter	Time charter/ June 2013

1.	Our charterer has an option to extend this time charter for one year at a gross daily rate of $19,000.

2.	We consider these vessels to be employed in the spot market as a result of the short duration of their current charters.

3.	Our charterer has an option to extend this time charter for one year at a gross daily rate of $15,500.

4.	We expect to transport an aggregate of 49,518 metric tons under this voyage charter.

5.	In addition to daily gross hire rate, we received a ballast bonus of $50,000 in connection with the repositioning of the vessel by the charterer.

6.	Our charterer has an option to redeliver the vessel in Far East; in that case, the rate that will be applied for the whole period will be adjusted to $12,800 from $9,800.

Recent Developments

In May 2013, we entered into separate renewal consulting agreements with companies owned and controlled by our Chief Executive Officer and Chief Financial Officer. Under these agreements each company controlled by our Chief Executive Officer and Chief Financial Officer will receive an annual consulting fee of not less than €174,600 (approximately $224,000) and €102,000 (approximately $131,000), using an exchange rate of $1.28 per €1.00, as of March 31, 2013.  Each of the agreements have a three year term and will be renewed for successive one year terms unless terminated earlier.

Corporate Information

We were incorporated in the Marshall Islands on December 13, 2006. Our executive offices are located at c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi 15124, Athens, Greece and our telephone number is 011 30 210 617 8400.  Our common shares are traded on Nasdaq under the symbol "SBLK".  Our website is located at www.starbulk.com.  The information contained on our website does not constitute a part of this prospectus.

SUMMARY OF THE RIGHTS OFFERING

The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the offering. See "The Rights Offering" in this prospectus for a more detailed description of the terms and conditions of the distribution of rights and the offering of our common shares.

Securities Offered
Upon the effectiveness of this registration statement, we are distributing, at no charge, to holders of our common shares as of the record date, non-transferable subscription rights to purchase up to 14,018,692 common shares, or the New Shares, at a price of $5.35 per common share.  We will distribute to each holder of our common shares as of the Record Date, one subscription right for each full common share owned by that holder as of the Record Date.  Each subscription right will entitle its holder to purchase from us 2.5957 common shares. Each subscription right entitles the holder to a subscription privilege, as described below. The subscription rights will expire worthless if they are not exercised by 5:00 p.m. New York City time, on         , 2013.

The rights offering is not subject to any minimum subscription level.

Subscription Privilege
The subscription privilege provides holders of the subscription rights the right to purchase from us, in the aggregate, 14,018,692 common shares at a subscription price of $5.35 per share.  Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering.  Instead, fractional shares resulting from the exercise of the subscription privilege will be eliminated by rounding down to the nearest whole share.

Purchase Agreement
The rights offering is backstopped by a number of standby investors, to whom we refer as the Standby Investors, including investment funds managed by Oaktree Capital Management L.P. or its affiliates, or Oaktree, a Los Angeles based investment firm with approximately $77.1 billion of assets under management as of December 31, 2012, investment funds managed by Monarch Alternative Capital L.P., or Monarch, a New York based investment firm with approximately $5.5 billion assets under management as of December 31, 2012, other third party investors and certain existing shareholders including, among others, certain of our directors, including Ms. Milena Maria Pappas, and our executive officers, including our Chief Executive Officer, Chief Finanical Officer and Cheif Opperating Officer.

We have entered into a purchase agreement with the Standby Investors, which we refer to as the Purchase Agreement, pursuant to which the Standby Investors have agreed to purchase from us up to $75.0 million common shares at a price per share equal to the subscription price of the rights offering, in a private offering to be closed after the conclusion of the rights offering, or the Private Placement.  We refer to this commitment as the Purchase Commitment.  The Standby Investors' obligation to fulfill their Purchase Commitments is subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering. The exact amount of shares to be purchased by the Standby Investors will be the greater of the remaining common shares that are not purchased through the exercise of rights in the rights offering, or the Unsubscribed Shares, and 8,744,282 common shares, to which we refer as the Minimum Shares. However, any Standby Investor that is also a shareholder of the Company as of the Record Date may satisfy all or any portion of its Purchase Commitment by acquiring New Shares in the rights offering through exercising the rights received through existing common share ownership (that is, by validly exercising its subscription privilege).

All of our common shares issued to the Standby Investors pursuant to the Private Placement will be restricted shares and will bear a restrictive legend.  The Purchase Agreement provides that common shares issued to Oaktree and Monarch will be subject to a three (3) month lock-up and the shares issued to the other Standby Investors will be subject to a six (6) month lock-up.

If the holders of our common shares as of the Record Date do not subscribe for all of the New Shares offered hereby, the Standby Investors will purchase all of such Unsubscribed Shares, which will be allocated pro-rata among all Standby Investors if the amount of the Unsubscribed Shares is less than the total amount of the Purchase Commitments.  To the extent the number of Unsubscribed Shares available is less than the Minimum Shares, we have agreed to increase the number of shares sold in the Private Placement to equal an amount of common shares up to the number of Minimum Shares.

In consideration for providing its Purchase Commitment, we have agreed to issue, at the closing of the Private Placement, to each Standby Investor that is not an affiliate of the Company immediately prior to the completion of the rights offering, a number of additional common shares equal to 3% of its Purchase Commitment, which will be paid in restricted common shares, which we refer to as the Additional Shares.  We estimate that the total amount of Additional Shares to be issued will be approximately 373,367 common shares.  We will be obligated to issue the Additional Shares even if the Purchase Agreement is terminated and the rights offering and the Private Placement are not consummated.

In addition, subject to certain conditions, Oaktree and Monarch, or the Nominating Standby Investors, will each have the right to nominate, subject to the approval of the Company's nominating committee, one individual for election to our board of directors.

We have entered into a registration rights agreement pursuant to which we have agreed to provide certain customary registration rights to each Nominating Standby Investor with respect to the common shares that it owns, including the common shares that it acquires in the Private Placement (including the Additional Shares).

If we cancel the rights offering, the Private Placement will be cancelled as well.

See "Purchase Agreement" for a discussion of the material terms of the Purchase Agreement and the registration rights agreement described above.

Subscription Price	$5.35 per share, payable in immediately available funds. To be effective, any payment related to the exercise of a subscription right must clear before the rights offering expires.

Record Date	5:00 p.m., New York City time, on May 15, 2013.

Expiration of the Rights Offering
5:00 p.m., New York City time, on         , 2013, unless we extend the rights offering period in accordance with the terms and provisions of the Purchase Agreement. Rights not exercised by the expiration time will be void, of no value and will cease to be exercisable for our common shares.

Use of Proceeds
Assuming the offering is fully subscribed (and excluding any common shares that we may issue pursuant to the Private Placement), we estimate that the net proceeds from the offering, after advisory fees and estimated expenses, will be approximately $73.25 million.  The proceeds are expected to be primarily used for orders for fuel-efficient dry bulk vessels with some of the proceeds being reserved for working capital and general corporate purposes.  See "Use of Proceeds."

No Revocation
All exercises of subscription rights are irrevocable (except in limited circumstances relating to a material amendment of the terms of this rights offering), even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase our common shares at a price of $5.35 per share.

Rights Offering Conditions
Our obligation to close the rights offering and to distribute the New Shares subscribed for in the rights offering is conditioned upon the Commission declaring effective our Registration Statement on Form F-1, of which this prospectus forms a part, under the Securities Act of 1933, as amended, or the "Securities Act," and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission.

Material U.S. Federal Income Tax Considerations
For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your own tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see "Certain Material U.S. Federal Income Tax Consequences."

Extension and Cancellation
We may extend or otherwise amend this rights offering only in accordance with the terms and provisions of the Purchase Agreement.
If we amend this rights offering, holders who have previously exercised their subscription rights would be entitled to revoke their previous exercise of subscription rights. In addition, we may cancel the rights offering if the Purchase Agreement is terminated in accordance with its terms with respect to all Standby Investors.  We will notify you of any cancellation, extension or amendment by issuing a press release. In the event of a material amendment to the terms of this rights offering, we will distribute an amended prospectus to shareholders of record, extend the expiration of this rights offering and offer all holders who have exercised their subscription rights a period of time to revoke their previously exercised subscriptions.
If we cancel the rights offering in whole or in part, all affected subscription rights will expire worthless, and all subscription payments received by the Subscription Agent will be returned, without interest or deduction, promptly.  In addition, if we cancel the rights offering, the Private Placement will be cancelled as well. In this case, we will still be obligated to issue the Additional Shares to certain Standby Investors as provided in the Purchase Agreement.

Procedures for Exercising Subscription Rights
To exercise your subscription rights, you must take the following steps:

•If you are a registered holder of our common stock and you wish to participate in the rights offering, you must deliver payment and a properly completed and signed rights certificate to the Subscription Agent to be received before 5:00 p.m., New York City time, on     , 2013. In certain cases, you may be required to provide additional documentation or signature guarantees. Promptly after the date of this prospectus, the Subscription Agent will send a subscription rights certificate to each registered holder of our common shares as of the close of business on the Record Date, based on the shareholder registry maintained at our transfer agent. You may deliver the documents and payments by hand delivery, first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•If you are a beneficial owner of our common shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., New York City time, on     , 2013.

Shares Outstanding Before the Rights Offering	5,400,810 common shares were outstanding as of June 5, 2013.

Shares Outstanding After Completion of the Rights Offering but before the Private Placement (assuming the rights offering is fully subscribed by existing shareholders)	19,419,502 common shares.

Shares Outstanding After the Completion of the Rights Offering and the Private Placement (assuming the rights offering is fully subscribed by existing shareholders and including the issuance of the Additional Shares)
28,537,151 common shares.

Fees and Expenses
We are not charging any fee or sales commission to distribute subscription rights to you or for the delivery of our common shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees such intermediary may charge you.

No Board Recommendation Regarding Exercise of Subscription Rights
Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.  Please see the section of this prospectus entitled "Risk Factors" for a discussion of some of the risks involved in investing in our common shares.
Certain members of our board of directors and our executive officers that beneficially own in the aggregate approximately 5.86% of our outstanding common shares as of the date hereof have agreed to fully subscribe for our common shares pursuant to the subscription privilege.  You should not view the intentions of certain members of our board of directors and executive officers as a recommendation or other indication, by them, regarding whether the exercise of the subscription rights is or is not in your best interests.

Risk Factors
Before you exercise your subscription rights to purchase our common shares, you should carefully consider the risks described in the section entitled "Risk Factors," beginning on page 14 of this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated herein by reference.

Transfer Agent and Registrar	The transfer agent and registrar for our common shares is American Stock Transfer & Trust Co., LLC.

Subscription Agent	The Subscription Agent for this rights offering is American Stock Transfer & Trust Co., LLC

Information Agent
The Information Agent for this rights offering is Advantage Proxy Inc.  Questions regarding the rights offering should be directed to the Information Agent, (877) 870-8565 or if you are a bank or broker, (206) 870-8565.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common shares, and our business.

Exercising the rights and investing in our common shares involves a high degree of risk. We urge you to carefully read the section entitled "Risk Factors" beginning on page 14 of this prospectus, and all other information included or incorporated herein by reference in this prospectus in its entirety, including our Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated herein by reference before you decide whether to exercise your rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all shareholders of a company. Upon the effectiveness of this registration statement, we will distribute to holders of our common shares as of 5:00 p.m., New York City Time, on May 15, 2013, the Record Date, at no charge, non-transferable subscription rights to purchase our common shares. You will receive one subscription right for every one common share you owned as of 5:00 p.m., New York City Time, on the Record Date and each subscription right, subject to adjustments to eliminate fractional rights, entitles the holder to purchase 2.5957 of our common shares.

What is the subscription privilege?

For every one subscription right you receive, you will be entitled to purchase 2.5957 common shares at the subscription price of $5.35 per share.

How many shares may I purchase if I exercise my subscription privilege?

For every one subscription right you receive, you will be entitled to purchase 2.5957 common shares for $5.35 per share, subject to rounding down to the nearest whole number. For example, if you owned 100 common shares on the Record Date, you would be granted 100 subscription rights and you would have the right to purchase a total of 259 (259.57 rounded down to the nearest whole number) common shares for $5.35 per share (or a total payment of $1,385.65). You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or "DTC," then DTC will issue one subscription right to your nominee for every common share you own at the Record Date. Each subscription right can then be used to purchase 2.5957 common shares for $5.35 per share, subject to rounding down to the nearest whole number. As in the example above, if you owned 100 common shares on the Record Date, you would receive 100 subscription rights and have the right to purchase 259 common shares for $5.35 per share. For more information, see "What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominees?" in this section.

Will fractional common shares be issued in the rights offering?

No. We will not issue fractional common shares in the rights offering, and holders will only be entitled to purchase a whole number of common shares.  Fractional shares will be rounded down to the nearest whole share and the subscription price paid will be adjusted accordingly.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription privilege in full, the relative percentage of our common shares that you own will decrease, and your voting and other rights will be diluted. For more information, see "How many common shares will be outstanding after the rights offering?" in this section.

Why are we conducting the rights offering?

In December 2012, we reached agreement with all of our lenders to restructure the terms of our current loan agreements subject to the execution of definitive documentation and the satisfaction of certain important conditions.  One of the conditions subsequent to closing the restructured loan agreements is to raise $30.0 million through an equity offering.  We agreed with our lenders to use the equity offering proceeds to buy modern energy efficient assets, which we believe are currently at competitive prices.

In view of (i) the requirement to raise $30.0 million of equity capital mentioned above, (ii) our current market capitalization relative to the amount of equity capital to be raised and recent losses, and (iii) our desire to provide all shareholders as of the Record Date with the opportunity to participate in the capital raise and therefore minimize potential dilution to existing shareholders as of the Record Date, our board of directors determined that a rights offering was in our best interests and if successful would potentially raise enough capital to meet the requirements of our restructured loan agreements and to fund our future growth.  Assuming all the common shares offered hereby are sold and excluding any additional shares that we may offer and sell pursuant to the Private Placement to meet the Minimum Shares that have been committed to the Standby Investors, we expect that the gross proceeds from the rights offering will be approximately $75.0 million.

Why did the Company sign the Purchase Agreement with the Standby Investors in connection with the rights offering?

In order to maximize the amount of capital raised and ensure that all of the common shares available in the rights offering are purchased, we sought out additional investors that have agreed to purchase any Unsubscribed Shares plus any additional common shares necessary to meet the Minimum Shares.

Will our directors, executive officers and significant shareholders be exercising their subscription rights?

Our directors, executive officers and greater than 5% beneficial shareholders may participate in this offering at the same subscription price per share as all other purchasers.  Certain members of our board of directors, including Ms. Milena Maria Pappas, and our executive officers, including our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, have entered into the Purchase Agreement with us and have agreed to act as Standby Investors.  You should not view the intentions of the members of our board of directors as a recommendation or other indication, by them regarding whether the exercise of the subscription rights privilege is in your best interests.

Will the Standby Investors receive anything in consideration for providing the Purchase Commitments?

In consideration for providing its Purchase Commitment, we have agreed to issue, at the closing of the Private Placement, the Additional Shares to each Standby Investor that is not an affiliate of the Company immediately prior to the completion of the rights offering.  Under the terms of the Purchase Agreement, we will be obligated to issue the Additional Shares even if the Purchase Agreement is terminated and the rights offering and the Private Placement are not consummated.

What agreements have been executed with the Standby Investors?

We have entered into the Purchase Agreement with the Standby Investors.  In addition, we have entered into a registration rights agreement with each of Oaktree and Monarch.  See "Purchase Agreement" for additional information regarding these agreements.

Has our board of directors made a recommendation to our shareholders regarding the exercise of rights under the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise their subscription rights risk losing their investment. We cannot assure you that the market price of our common shares will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price.  You are urged to make your decision based on your own assessment of our business and the rights offering.  You are urged to consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.  Please see the section entitled "Risk Factors" for a discussion of some of the risks involved in investing in our common shares.

How was the subscription price of $5.35 per share determined?

The subscription price was determined by our board of directors. The main factors considered by the board of directors included the likely cost of capital from other sources, the size and timing of the rights offering, the price at which our shareholders might be willing to participate in the rights offering and at which the Standby Investors would agree to the Purchase Commitments and the historical and current trading prices of our common shares.

In December 2012, we agreed with all of our lenders to restructure the terms of our current loan agreements subject to the execution of definitive documentation and the satisfaction of certain important conditions. One of the conditions subsequent to closing the restructured loan agreements is to raise $30.0 million through an equity offering. Over the past five years since March 2008 as the broader shipping market has generally deteriorated and the drybulk market has experienced significantly lower rates for time charters and cargos, our stock price has declined from a maximum of approximately $215.10 per share (split-adjusted) as of June 5, 2008 to $6.10 as of March 15, 2013, the date the subscription price was determined. Over this period our market capitalization has declined from a maximum of approximately $777.1 million as of June 5, 2008 to approximately $32.9 million as of March 15, 2013. In addition, we realized a net loss of approximately $314.5 million, of which, approximately $303.2 million was related to the impairment of the carrying amount of our entire Supramax fleet and the Star Sigma, for the year ended December 31, 2012.  In view of (i) the requirement to raise $30.0 million of equity capital mentioned above, (ii) our current market capitalization relative to the amount of equity capital to be raised and recent losses, and (iii) our desire to provide all shareholders as of the Record Date the opportunity to participate in the capital raise and therefore minimize potential dilution to existing shareholders as of the Record Date, our board of directors determined that a rights offering was in the best interests of the Company and if successful would potentially raise enough capital to meet the requirements of our restructured loan agreements and to fund future growth of the Company. The subscription price of $5.35 per share was determined through extensive negotiations with the Standby Investors and represented a 10% discount to the 15 day volume weighted average price on March 15, 2013 of $5.9497 resulting in an agreed Rights Offering purchase price of $5.35 per share.

In addition, our board of directors also received financial and market advice from its financial advisor, Evercore Group L.L.C.  In its capacity as our financial advisor, Evercore has provided financial and market advice to us regarding the rights offering and the Private Placement.  Evercore has not prepared any opinion or appraisal constituting a recommendation or advice to us or our shareholders.  Evercore expresses no opinion and makes no recommendation to our shareholders or any other person as to the purchase or sale by any person of shares of our common stock or other securities. Evercore also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering or the Private Placement may trade if and when they are issued or at any future time. The closing trading price of our common shares on June 5, 2013 was $5.81 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

The trading price of our common shares may decline during or after this rights offering. We cannot assure you that you will be able to sell shares purchased in this rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock, although we reserve the right to do so, subject to the terms and provisions of the Purchase Agreement. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

How soon must I act to exercise my rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the Subscription Agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is               , 2013, at 5:00 p.m., New York City Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m., New York City Time, on             , 2013 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., New York City Time, on             , 2013 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

May I transfer my rights?

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else.  Notwithstanding the foregoing, you may transfer your rights to any affiliate (i.e., entities which control the recipient or are controlled by or under common control with the recipient) of yours and your rights also may be transferred to the estate of the recipient upon the death of such recipient.  If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the Expiration Date (defined below).

Are we requiring a minimum subscription to complete the rights offering?

There is no minimum subscription requirement in the rights offering.

Can the board of directors or a committee designated by our board of directors cancel, terminate, amend or extend the rights offering?

We may extend or otherwise amend this rights offering only in accordance with the terms and provisions of the Purchase Agreement, although we do not presently intend to do so.  In addition, we may cancel the rights offering if the Purchase Agreement is terminated in accordance with its terms with respect to all Standby Investors.  If the rights offering is cancelled, all subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty. Our board of directors or a committee designated by our board of directors reserves the right to amend or modify the terms of the rights offering at any time, for any reason, if permitted by the terms and provisions of the Purchase Agreement.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the Subscription Agent will send a subscription rights certificate to each registered holder of our common shares as of the close of business on the Record Date, based on our shareholder registry maintained at the transfer agent for our common shares. If you hold your common shares through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate, if you hold your common shares through a brokerage account, bank, or other nominee, to elect to exercise your rights.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of our common shares you own will not change. Due to the fact that shares will be purchased by other shareholders and the Standby Investors and as a result new shares will be issued, your percentage ownership will be diluted after the completion of the rights offering. For more information, see "How many common shares will be outstanding after the rights offering?" in this section.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must take the following steps prior to the Expiration Date:

•	deliver payment to the Subscription Agent; and

•	deliver your properly completed and signed rights certificate, and any other subscription documents, to the Subscription Agent.

Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the Subscription Agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent so that they are received by the Subscription Agent by 5:00 p.m., New York City Time, on                , 2013. We are not responsible for subscription materials sent directly to our offices.

If you send a payment that is insufficient to purchase the number of common shares you requested, or if the number of common shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your common shares in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a rights certificate. The record holder must exercise the subscription rights on your behalf for the common shares you wish to purchase.

If you wish to purchase common shares through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. However, if you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m., New York City Time, on                 , 2013, which we established as the Expiration Date of the rights offering.

When will I receive my new shares?

If you purchase common shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate promptly after the completion of the rights offering. Each rights certificate processed will purchase 2.5957 common shares, rounded down to the nearest whole number. Until your share certificate or its equivalent is received, you may not be able to sell the common shares acquired in the rights offering. If your shares as of the Record Date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the common shares you purchase in the rights offering promptly after the completion of the rights offering.  See "The Rights Offering—Certificates for Common Shares."

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable (except in limited circumstances relating to a material amendment of the terms of this rights offering), even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at a subscription price of $5.35 per share.

How many common shares will be outstanding after the rights offering?

As of June 5, 2013, 5,400,810 common shares were issued and outstanding. Assuming no other transactions by us involving our common shares, if the rights offering is fully subscribed through the exercise of the subscription rights, then we will issue an additional 14,018,692 common shares pursuant to this rights offering plus an additional 9,117,649 common shares in the Private Placement (assuming the rights offering is fully subscribed by our existing shareholders and including the issuance of the Additional Shares) for a total of 28,537,151 common shares outstanding as of the closing of this offering. As a result of the rights offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their subscription privileges will be diluted.  In addition, existing shareholders that fully exercise their subscription privilege may be diluted if the number of Unsubscribed Shares does not exceed the Minimum Shares that we have agreed to issue to the Standby Investors.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional common shares and should be considered as carefully as you would consider any other equity investment.  You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.  Among other things, you should carefully consider the risks described in the section entitled "Risk Factors" in this prospectus and the documents incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty. If you own shares in "street name," it may take longer for you to receive payment because the Subscription Agent will return payments through the record holder of your shares.

How do I exercise my rights if I live outside the United States?

The Subscription Agent will hold rights certificates for shareholders having addresses outside the United States. To exercise subscription rights, our foreign shareholders must notify the Subscription Agent and timely follow other procedures described in the section entitled "The Rights Offering—Foreign and Other Shareholders."

What fees or charges apply if I purchase common shares?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights.  If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights.  You should consult your tax advisor as to your particular tax consequences resulting from the rights offering.  For a more detailed discussion, see the section entitled "Certain Material U.S. Federal Income Tax Consequences."

Who is the Subscription Agent for the rights offering and to whom should I send my forms and payment?

The Subscription Agent is American Stock Transfer & Trust Company, LLC.  If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder.  If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by first class mail, hand delivery, or courier service to:

If delivering by mail:	If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Your payment of the subscription price must be made in United States dollars for the full number of common shares for which you are subscribing by cashier's or certified check drawn upon a United States bank payable to the Subscription Agent at the address set forth above or by wire transfer of immediately available funds to the account maintained by the Subscription Agent for the purpose of accepting subscriptions under this rights offering.  If you desire to make payment by wire transfer please see the wire instructions printed on the reverse size of the subscription rights certificate.

You are solely responsible for completing delivery to the Subscription Agent of your subscription materials.  The subscription materials must be received by the Subscription Agent on or prior to 5:00 p.m., New York City Time, on             , 2013.  We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent.

Whom should I contact if I have other questions?

If you have any questions about the rights offering or wish to request another copy of a document, please contact our Information Agent, Advantage Proxy Inc., at:

Banks and Brokers Call:	All Others Call Toll-Free:
(206) 870-8565	(877) 870-8765

For a more complete description of the rights offering, see "The Rights Offering."

How will results of the rights offering be made public?

After the completion of the rights offering, we will issue a press release providing information regarding results of the rights offering.

RISK FACTORS

An investment in our common shares involves risks and uncertainties. You should consider carefully the following information about these risks and uncertainties before exercising your subscription rights and buying our common shares, together with the risks set forth in the section entitled "Risk Factors" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, and under the caption "Risk Factors" or any similar caption in the documents incorporated by reference in this prospectus. The occurrence of any of the risks described below could adversely affect our business prospects, financial condition or results of operations. In that case, the trading price of our stock could decline, and you could lose all or part of the value of your investment.

Risks Related to this Rights Offering

After the consummation of the rights offering and the Private Placement, a significant amount of our common shares may be concentrated in the hands of Oaktree and Monarch, whose interests may not coincide with yours.

Upon the completion of the rights offering and the Private Placement (assuming the rights offering is fully subscribed by our existing shareholders and including the issuance of the Additional Shares), each of Oaktree and Monarch will own common shares representing at least approximately 13.5% of the issued and outstanding common shares. If the rights offering is significantly undersubscribed, each of Oaktree and Monarch could own a significantly higher percentage of the issued and outstanding common shares (as high as approximately 22.1% in some cases).

We have entered into the Purchase Agreement with Oaktree, Monarch and the other Standby Investors. Pursuant to the Purchase Agreement and subject to certain conditions described therein, each of Oaktree and Monarch will be entitled to designate one nominee for election to our board of directors.  See "Purchase Agreement" for additional information.

Oaktree and Monarch could have considerable influence on our corporate affairs and actions after the rights offering and the Private Placement. Your interests as a holder of our common shares may differ from the interests of Oaktree and Monarch.

The subscription price determined for the rights offering is not an indication of the fair value of our common shares.

Our board of directors determined the subscription price after considering the likely cost of obtaining capital from other sources, the size and timing of the rights offering, and the price at which our shareholders might be willing to participate in the rights offering. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common shares to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

The price of our common shares is volatile and may decline before or after the subscription rights expire or after you exercise your subscription rights, which means that you could be committed to buying common shares above the prevailing market price.

The market price of our common shares could be subject to wide fluctuations in response to numerous factors, including the rights offering and reports on our recent performance, as well as factors that have little to do with us or our performance, and these fluctuations could materially reduce our share price. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases, and our competitors' and customers' earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, the number of our common shares outstanding, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, the market price of our common shares historically has experienced significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. These broad market fluctuations may cause declines in the market price of our common shares.

We cannot assure you that the public trading market price of our common shares will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy common shares in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your rights, you will be able to sell your common shares at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common shares. Once you exercise your subscription rights, except in limited circumstances relating to a material amendment to the terms of this rights offering, you may not revoke or change the exercise.  Our common shares are traded on Nasdaq under the symbol "SBLK," and the closing sale price of our common shares on Nasdaq on June 5, 2013 was $5.81 per share. There can be no assurances that the trading price of our common shares will equal or exceed the subscription price at the time of exercise or at the expiration of the Subscription Period or thereafter.

Further, material information may become available between the date of this prospectus and the Expiration Date which could impact your decision to exercise your rights. If you exercise your subscription rights prior to obtaining any such information, you still will not be able to revoke your prior exercise of your subscription rights.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.

We are not restricted from issuing additional common shares or preferred shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or any substantially similar securities. The market price of our common shares could decline as a result of the sales of our common shares or similar securities in the market made after this offering or the perception that such sales could occur.

If we cannot complete purchases of new vessels, we may use the proceeds of this offering for general corporate purposes that you may not agree with.

If we cannot use the proceeds of this offering for new vessel acquisitions as described in the section of this prospectus entitled "Use of Proceeds," our management will have the discretion to apply a portion of the proceeds of this offering to general corporate purposes that you may not agree with.  We have not entered into any agreements to purchase vessels and it may take a substantial period of time before we can locate and purchase suitable vessels. During this period, the portion of the proceeds of this offering will not be invested in newly-acquired vessels.

We may cancel this rights offering in accordance with the Purchase Agreement at any time prior to the expiration of the Subscription Period, and neither we nor the Subscription Agent will have any obligation to you except to return your subscription payment.

We may cancel the rights offering if the Purchase Agreement is terminated in accordance with its terms with respect to all Standby Investors.  If we cancel the rights offering in whole or in part, all affected subscription rights will expire worthless, and all subscription payments received by the Subscription Agent will be returned, without interest or deduction, promptly.  We may also extend the rights offering for additional periods in accordance with the terms and provisions of the Purchase Agreement.  In addition, if we cancel the rights offering, the Private Placement will be cancelled as well. In this case, we will still be obligated to issue the Additional Shares to certain Standby Investors as provided in the Purchase Agreement. If we elect to cancel this rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return to you, without interest or deduction, promptly any subscription payments.

You may not be able to resell any of our common shares that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the Subscription Period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common shares purchased by exercising your subscription rights until you, or your broker, dealer, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a holder of the shares you purchased in this rights offering until we issue the shares to you. Although we will endeavor to issue the shares promptly after completion of this rights offering, there may be a delay between the Expiration Date and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common shares at a price equal to or greater than the subscription price.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent prior to the Expiration Date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the Subscription Agent prior to the expiration of the Subscription Period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent prior to the expiration of the Subscription Period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, your payment does not clear or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering prior to the expiration of the Subscription Period, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you do not fully exercise your subscription privilege and this rights offering is completed, your interest in us will be significantly diluted. In addition, if you do not exercise your subscription privilege in full and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.

We may issue up to 14,018,692 common shares in this rights offering, and up to 9,117,649 common shares in the Private Placement (assuming the rights offering is fully subscribed by our existing shareholders and including the issuance of the Additional Shares). The purchase price per common share in this rights offering, which is $5.35, represents an approximately 10% discount to the volume-weighted average price of our common stock for the 15-day period ended March 15, 2013.

If you do not choose to fully exercise your subscription privilege, your percentage ownership interest in us will decrease if this rights offering is completed, and if you do not exercise your subscription privilege at all, your percentage ownership in us could decrease significantly. In addition, if you do not exercise your subscription privilege in full and the subscription price is less than the fair value of our common stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common stock been issued at fair value. This dilution could be substantial.  Also, if the amount of common shares issued to our shareholders in the rights offering as a result of their exercise of their subscription privileges exceeds $28.2 million, the amount of shares that we will be required to issue in the Private Placement will reduce your percentage ownership, even if you have fully exercised your subscription privilege.

In order to complete this rights offering, we will be relying on statements, representations and other information provided to us by third parties.

In order to complete this rights offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively effect our or the Subscription Agent's ability to effectuate the terms and conditions of this rights offering as described in this prospectus.

The exercise of the rights may cause us to lose our exemption from U.S. federal income tax on our U.S. source shipping income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as the Company and its subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.

We believe that we currently qualify for this statutory tax exemption. However, we may no longer qualify for exemption under Section 883 of the Code for a particular taxable year if shareholders with a 5% or greater interest in our common stock owned, in the aggregate, 50% or more of our outstanding common stock for more than half the days during the taxable year.  In such a case, we would either have to establish (i) that in accordance with specified ownership certification procedures, that within the group of 5% shareholders there are sufficient "qualified shareholders" for purposes of Section 883 of the Code to preclude "non-qualified shareholders" in such group from owning actually or constructively 50% or more of our common stock for more than half the number of days during the applicable taxable year or (ii) that we qualify for one of the other ownership tests under the relevant Treasury Regulations.  There can be no assurances that we will be able to satisfy these requirements.

If we are not entitled to the exemption under Section 883 of the Code for any taxable year, we would be subject during those years to a 4% U.S. federal income tax on our U.S. source shipping income.   In the absence of this exemption, our U.S. federal income tax liability would have been approximately $116,000 for our 2010 taxable year and $126,000 for our 2011 taxable year.

The exercise of the rights may cause us to be treated as a "Controlled Foreign Corporation" for U.S. federal income tax purposes, which could have adverse consequences to certain U.S. shareholders

Special U.S. federal income tax rules apply to a "United States Shareholder" of a foreign corporation that is treated as a "controlled foreign corporation," or CFC, for U.S. federal income tax purposes.  We will be treated as a CFC if more than 50% of the vote or value of our issued and outstanding stock is owned for an uninterrupted period of 30 days or more during our taxable year by one or more U.S. persons who themselves each own, after the application of specified attribution rules, 10% or more of all classes of our stock which is entitled to vote, or United States Shareholders.

It is possible that, after the exercise of the rights, we will be treated as a CFC.  If we are treated as a CFC, then each U.S. person who is a United States Shareholder on the last day of our taxable year on which we are a CFC will be required to include his pro rata share of our "Subpart F income" in his income currently as ordinary income, whether or not we makes any distributions of such income.

Subpart F income does not include income derived from the time or voyage charter of vessels. However, Subpart F income does include, among other things, income derived from the bareboat charter of vessels, passive investment income, income from the sale or purchase of certain goods to or from a related party, certain income from the provision of services to a related party and any increase in the Company's investments in certain property located in the United States.

A United States Shareholder's gain on the disposition of our stock will be treated as a dividend (which may be eligible for the preferential rates applicable to "qualified dividend income") to the extent of the United States Shareholder's pro rata share of the Company's earnings and profits not previously taxed to him as Subpart F income. This recharacterization rule would continue to apply for a period of five years after we cease to be a CFC.  Any gain in excess of our untaxed earnings and profits would be treated as capital gain, which may be treated as long-term capital gain and subject to preferential U.S. federal income tax rates.

A United States Shareholder will also be required to annually file an information return on Internal Revenue Service Form 5471 reporting his ownership of our common stock and providing certain information regarding us.

Each U.S. person who may be a United States Shareholder is encouraged to consult his or her tax advisers regarding the consequences of our potential status as a CFC in their specific circumstances.

We may be unable to comply with the covenants contained in our loan agreements, which would affect our ability to conduct our business.

Our loan agreements for our borrowings, which are secured by mortgages on our vessels, contain various financial and other covenants. Among those covenants are requirements that relate to our financial position, operating performance and liquidity.

The market value of drybulk vessels is sensitive, among other things, to changes in the drybulk charter market, with vessel values deteriorating in times when drybulk charter rates are falling and improving when charter rates are anticipated to rise. The current low charter rates in the drybulk market, along with the oversupply of drybulk carriers and the prevailing difficulty in obtaining financing for vessel purchases, have adversely affected drybulk vessel values, including the vessels in our fleet. As a result, we may not meet certain minimum asset coverage ratios and other financial ratios which are included in our loan agreements.

In December 2012, we agreed with all of our lenders to amend the terms of our current loan agreements subject to execution of definitive documentation. We have entered into amended loan agreements with ABN AMRO Bank N.V. and Credit Agricole Corporate and Investment Bank and we expect to enter into amended loan agreements with our other lenders during the second quarter of 2013.

The material terms that have been and are expected to be included in the amended loan agreements are set forth in the section of our Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated herein by reference, entitled "Item 5. Operating and Financial Review and Prospects–Liquidity and Capital Resources–Senior Secured Credit Facilities".

Set forth below are financial and other covenants that are contained in our amended loan agreements that we are required to meet on certain testing dates.  The terms used herein not otherwise defined shall have the meanings ascribed to them in the applicable loan agreement.

Credit Agricole Corporate and Investment Bank

The following financial and other covenants regarding our $70.0 million loan agreement with Credit Agricole Corporate and Investment Bank, or Credit Agricole, were in effect as of December 31, 2012 and March 31, 2013:

•
"Asset coverage ratio" greater than 105%. As of December 31, 2012 and March 31, 2013 (which is not a covenant testing date under this loan agreement), our "asset coverage ratio" was 121% and 129%, respectively.

•	"Maximum leverage ratio" less than 95%. As of December 31, 2012 and March 31, 2013, our "leverage ratio" was approximately 85% and 76%, respectively.

•
"Liquid funds" greater than $7.0 million, which is contingent upon the number of vessels owned by the Company. As of December 31, 2012 and March 31, 2013, our "liquid funds" were $20.0 million and $25.3 million, respectively.

ABN AMRO Bank

The following financial and other covenants regarding our $31.0 million loan agreement with ABN AMRO Bank, were in effect as of December 31, 2012 and March 31, 2013:

•
"Asset coverage ratio" greater than 75%. As of December 31, 2012 and March 31, 2013 (which is not a covenant testing date under this loan agreement), our "asset coverage ratio" was 92% and 105%, respectively.

•
"Minimum market value adjusted net worth" greater than $30.0 million. As of December 31, 2012 and March 31, 2013, our "minimum market value adjusted net worth" was approximately $66.7 million and $75.5 million, respectively.

•	"Maximum leverage ratio" less than 110%. As of December 31, 2012 and March 31, 2013, our "leverage ratio" was approximately 90% and 81%, respectively.

•	"Interest coverage ratio" greater than 1.5:1.0. As of December 31, 2012 and March 31, 2013, our "interest coverage ratio" was 5.2:1.0 and 4.3:1.0, respectively.

•
"Minimum liquid funds" greater than $7.0 million, which is contingent upon the number of vessels owned by the Company. As of December 31, 2012 and March 31, 2013, we had "minimum liquid funds" of $20.0 million and $25.3 million, respectively.

Commerzbank AG

The following financial and other covenants regarding our $120.0 million and $26.0 million loan agreements with Commerzbank AG, were in effect as of December 31, 2012 and March 31, 2013:

•
"Minimum asset coverage ratio" greater than 80%. As of December 31, 2012 and March 31, 2013 (which is not a covenant testing date under these loan agreements), under the $120.0 million loan agreement with Commerzbank AG we had a "minimum asset coverage ratio" of 98% and 101%, respectively, and under the $26.0 million loan agreement, we had a "minimum asset coverage ratio" of 108% and $111%, respectively.

•	"Market value adjusted equity ratio" greater than 15%. As of December 31, 2012 and March 31, 2013, we had a "market value adjusted equity ratio" of approximately 22% and 25%, respectively.

•
"Minimum liquid funds" greater than $7.0 million under both loans agreements, which is contingent upon the number of vessels owned by the Company. As of December 31, 2012 and March 31, 2013, we had "liquid funds" of $20.0 million and $25.3 million, respectively.

•
Additional financial covenant requirement added, "Interest coverage ratio" greater than 1.5:1.0. As of December 31, 2012 and March 31, 2013, our "interest coverage ratio" was 5.2:1.0 and 4.3:1.0, respectively.

HSH Nordbank, AG

The following financial and other covenants regarding our $64.5 million loan agreement with HSH Nordbank AG, or HSH, were in effect as of December 31, 2012 and March 31, 2013:

•	"Minimum asset coverage ratio" greater than 110%. As of December 31, 2012 and March 31, 2013, our "asset coverage ratio" was 111% and 133%, respectively.

•	"Minimum liquidity" of $0.2 million for each mortgaged vessel under this credit facility. As of December 31, 2012 and March 31, 2013, we had "minimum liquidity" of $0.8 million.

•
"Minimum market value adjusted net worth" greater than $30.0 million. As of December 31, 2012 and March 31, 2013, we had a "minimum market value adjusted net worth" of approximately $66.7 million and $75.5 million, respectively.

•	"Maximum leverage ratio" less than 90%. As of December 31, 2012 and March 31, 2013, we had a "leverage ratio" of approximately 79% and 76%, respectively.

•
"Liquid funds" greater than $7.0 million, which is contingent upon the number of vessels owned by the Company. As of December 31, 2012 and March 31, 2013, we had liquid funds of $20.8 million and $26.1 million, respectively.

•	"Interest coverage ratio" greater than 1.5:1.0. As of December 31, 2012 and March 31, 2013, our "interest coverage ratio" was 5.2:1.0 and 4.3:1.0, respectively.

In addition, we have agreed with certain of our lenders to increase our vessel management services to cover at least 10 third-party vessels by December 31, 2013.

As of December 31, 2012 and March 31, 2013 , we were in compliance with the amended financial and other covenants described above.

If we are not in compliance with our covenants and we are not able to obtain covenant waivers or modifications, our lenders could require us to post additional collateral, enhance our equity and liquidity, increase our interest payments or pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, or they could accelerate our indebtedness, which would impair our ability to continue to conduct our business. If our indebtedness is accelerated, we might not be able to refinance our debt or obtain additional financing and could lose our vessels if our lenders foreclose their liens. In addition, if we find it necessary to sell our vessels at a time when vessel prices are low, we will recognize losses and a reduction in our earnings, which could affect our ability to raise additional capital necessary for us to comply with our loan agreements.

USE OF PROCEEDS

Assuming the offering is fully subscribed by our existing shareholders (and excluding any common shares that we may issue pursuant to the Private Placement), we estimate that the net proceeds from the offering, after advisory fees and estimated expenses, will be approximately $73.25 million.  The proceeds are expected to be primarily used for orders for fuel-efficient dry bulk vessels with some of the proceeds being reserved for working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2013, on:

An Actual basis;

On an as Adjusted Basis to give effect to:

•	Loan repayments and prepayments of $12.5 million as of June 5, 2013;

•
The issuance and sale of all 14,018,692 common shares offered in this right offering at a subscription price of $5.35 (and excluding any shares that we may issue pursuant to the Private Placement), after deducting estimated offering expenses of $1.75 million, resulting in net proceeds of approximately $73.25 million.

On an as Further Adjusted basis to give effect to:

•
the Private Placement (assuming the rights offering is fully subscribed by our existing shareholders and including the issuance of the Additional Shares) and the issuance and sale of an additional 9,117,649 common shares resulting in net proceeds of approximately $46.78 million.

There have been no significant adjustments to our capitalization since March 31, 2013, as so adjusted. You should read the information below in connection with the section of this prospectus supplement entitled "Use of Proceeds," the unaudited condensed consolidated financial statements and the related notes for the three months ended March 31, 2013, included in our report on Form 6-K filed with the Commission on June 6, 2013 that is incorporated by reference herein and the audited consolidated financial statements and related notes contained in our Annual Report, filed with the Commission, on March 20, 2013 that is incorporated by reference herein.

	As of March 31, 2013
			As
		As	Further
	Actual	Adjusted	Adjusted
	(dollars in thousands except per share and share data)

Capitalization:
Total debt (including current portion) (1)	$211,376	$198,893	$198,893

Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, actual, as adjusted and as further adjusted	-	-	-
Common shares, $0.01 par value; 300,000,000 shares authorized 5,400,810 shares issued and outstanding actual, 19,419,502 shares issued and outstanding as adjusted, 28,537,151 shares issued and outstanding as further adjusted (2)	54	194	285
Additional paid-in capital	520,992	594,102	640,793
Accumulated deficit	(403,096)	(403,096)	(403,096)
Total shareholders' equity	117,950	191,200	237,982

Total capitalization	$329,326	$390,093	$436,875

(1) All of our debt is secured.

(2) Includes the Additional Shares equal to 3% of the aggregate Purchase Commitments of certain Standby Investors as provided in the Purchase Agreement.  We estimate the total amount of Additional Shares to be issued will be approximately 373,367 common shares.

DILUTION

Purchasers of our common shares in the rights offering will experience an immediate accretion of their shares of our common stock. At March 31, 2013, we had a net tangible book value of approximately $103.7 million, or $19.20 per share of our common shares held by continuing shareholders. After giving effect to the sale of up to 14,018,692 shares of our common stock in the rights offering (assuming the rights offering is fully subscribed by our existing shareholders) and after deducting transaction and offering expenses, the pro forma net tangible book value at March 31, 2013 attributable to holders of our common stock would have been $176.9 million, or $9.11 per share of our common stock. After giving effect to the Private Placement (assuming the rights offering is fully subscribed by our existing shareholders and including the issuance of the Additional Shares) the pro forma net tangible book value at March 31, 2013 attributable to holders of our common stock would have been $223.7 million, or $7.84 per share of our common stock. The following table illustrates this per share accretion.

Subscription price	$5.35
Net tangible book value per share at March 31, 2013, before the rights offering	$19.20
Pro forma net tangible book value per share after giving effect to the rights offering	$9.11
Pro forma net tangible book value per share after giving effect to the Private Placement	$7.84

PRICE RANGE OF OUR COMMON SHARES

Our common shares trade on the Nasdaq Global Select Market under the symbol "SBLK." The high and low closing prices of our common shares on Nasdaq are presented for the periods listed below.  See "Item 9. The Offer and Listing" in our Annual Report on Form 20-F for the year ended December 31, 2012, incorporated herein by reference.

Quarters	High	Low
Three months ended March 31, 2013	$7.39	$5.75

Months	High	Low
June 2013 (through and including June 5, 2013)	$5.81	$5.76
May 2013	$7.73	$5.85
April 2013	$7.35	$6.00
March 2013	$7.18	$5.75
February 2013	$6.68	$5.75
January 2013	$7.39	$6.16
December 2012	$7.08	$5.97

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common shares as of the date of this prospectus and upon completion of this offering held by beneficial owners of 5% or more of our common shares and by all of our directors and officers as a group. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.  The table below does not give effect to any changes that may result from the completion of the rights offering or the Private Placement.

	Common Shares Beneficially Owned Prior to Offering
Name and Address of Beneficial Owner	Number (3)	Percentage (2)
Harsha Gowda (5)	293,349	5.43%
Milena Maria Pappas	257,345	4.76%
Koert Erhardt	53,947	(1)
Tom Softeland	37,675	(1)
All other directors and executive officers as a group	(1)	(1)
Shareholders in the United States (4)	5,400,810	100%

(1)	Less than 1.0% of our outstanding common shares.

(2)	Calculated based on 5,400,810 common shares.

(3)
Excludes an aggregate of 270,000 common shares (all of which vest on March 20, 2014 other than the 12,000 common shares awarded to Mr. Peter Espig, which vest immediately) to be issued to our directors, executive officers and employees pursuant to our 2011 and 2013 Equity Incentive Plans immediately following the Record Date.

(4)	As of June 5, 2013, there were 52 shareholders of record, all of whom were registered in the United States, including Cede & Co., the nominee for the Depository Trust Company.

(5)	Based on information obtained from a Schedule 13G that was filed on December 13, 2012.

THE RIGHTS OFFERING

The Subscription Rights

Upon the effectiveness of this registration statement, we will distribute to holders of our common stock as of 5:00 p.m., New York City Time, on May 15, 2013, which is the Record Date for this rights offering, at no charge, non-transferable subscription rights to purchase our common shares. If you were a holder of our common shares at that time, you received one subscription right for every one common share you owned as of 5:00 p.m., New York City Time, on the Record Date. The subscription rights will be evidenced by subscription rights certificates. Subscription rights may be exercised at any time during the Subscription Period, which commences on           , 2013, and continues through the Expiration Date for this rights offering, which is 5:00 p.m., New York City Time, on           , 2013. You are not required to exercise any of your subscription rights.

Subscription Privilege

Each subscription right has a subscription privilege that will entitle you to purchase 2.5957 common shares at a subscription price of $5.35 per share, subject to rounding down to the nearest whole number. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Purchase Agreement

We have entered into the Purchase Agreement with the Standby Investors. The Standby Investors have agreed to acquire from us up to a certain amount of the shares remaining unsold following the completion of the rights offering in the Private Placement, but in any event no less than the Minimum Shares. For more information, see the section entitled "Purchase Agreement" of this prospectus.

No Fractional Shares Will Be Issued

We will not issue fractional shares in the rights offering. Fractional common shares resulting from the exercise of the subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. You may only exercise your subscription rights to purchase, at the subscription price, a whole number of shares, rounded down to the nearest whole number you are otherwise entitled to purchase. For example, if you owned 100 common shares as of 5:00 p.m. on the Record Date, you would receive 100 subscription rights, which would entitle you to purchase 259 shares (when rounded down to the nearest whole share) at the subscription price of $5.35 per share.

Subscription Price

The subscription price was determined by our board of directors. The main factors considered by the board of directors included the likely cost of capital from other sources, the size and timing of the rights offering, the price at which our shareholders might be willing to participate in the rights offering and at which the Standby Investors would agree to the Purchase Commitments and the historical and current trading prices of our common shares.

In December 2012, we agreed with all of our lenders to restructure the terms of our current loan agreements subject to the execution of definitive documentation and the satisfaction of certain important conditions. One of the conditions subsequent to closing the restructured loan agreements is to raise $30.0 million through an equity offering. Over the past five years since March 2008 as the broader shipping market has generally deteriorated and the drybulk market has experienced significantly lower rates for time charters and cargos, our stock price has declined from a maximum of approximately $215.10 per share (split-adjusted) as of June 5, 2008 to $6.10 as of March 15, 2013, the date the subscription price was determined. Over this period our market capitalization has declined from a maximum of approximately $777.1 million as of June 5, 2008 to approximately $32.9 million as of March 15, 2013. In addition, we realized a net loss of approximately $314.5 million, of which, approximately $303.2 million was related to the impairment of the carrying amount of our entire Supramax fleet and the Star Sigma, for the year ended December 31, 2012.  In view of (i) the requirement to raise $30.0 million of equity capital mentioned above, (ii) our current market capitalization relative to the amount of equity capital to be raised and recent losses, and (iii) our desire to provide all shareholders as of the Record Date the opportunity to participate in the capital raise and therefore minimize potential dilution to existing shareholders as of the Record Date, our board of directors determined that a rights offering was in the best interests of the Company and if successful would potentially raise enough capital to meet the requirements of our restructured loan agreements and to fund future growth of the Company. The subscription price of $5.35 per share was determined through extensive negotiations with the Standby Investors and represented a 10% discount to the 15 day volume weighted average price on March 15, 2013 of $5.9497 resulting in an agreed Rights Offering purchase price of $5.35 per share.

In addition, our board of directors also received financial and market advice from its financial advisor, Evercore Group L.L.C.  In its capacity as our financial advisor, Evercore has provided financial and market advice to us regarding the rights offering and the Private Placement.  Evercore has not prepared any opinion or appraisal constituting a recommendation or advice to us or our shareholders.  Evercore expresses no opinion and makes no recommendation to our shareholders or any other person as to the purchase or sale by any person of shares of our common stock or other securities. Evercore also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering or the Private Placement may trade if and when they are issued or at any future time. The closing trading price of our common shares on June 5, 2013 was $5.81 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

The trading price of our common shares may decline during or after this rights offering. We cannot assure you that you will be able to sell shares purchased in this rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock, although we reserve the right to do so, subject to the terms and provisions of the Purchase Agreement. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Expiration Time and Date

The subscription rights will expire at 5:00 p.m., New York City Time, on            , 2013, unless we extend the Subscription Period and consequently the initial Expiration Date. After the expiration of the Subscription Period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights which the Subscription Agent receives after the expiration of this rights offering, regardless of when you sent the documents regarding that exercise. Shares purchased in this rights offering will be issued through DTC and any subscription payments received for shares not allocated or validly purchased will be returned, promptly following the Expiration Date.

Cancellation; Extensions; Amendments

We may extend or otherwise amend this rights offering only in accordance with the terms and provisions of the Purchase Agreement.  In addition, the rights offering is subject to the satisfaction or waiver of certain conditions and if such conditions are not satisfied or waived, we will cancel the rights offering.

If we amend this rights offering as permitted by the Purchase Agreement, holders who have previously exercised their subscription rights would be entitled to revoke their previous exercise of subscription rights. We will notify you of any cancellation, extension or amendment by issuing a press release. In the event of a material amendment to the terms of this rights offering, we will distribute an amended prospectus to shareholders of record, extend the expiration of this rights offering and offer all holders who have exercised their subscription rights a period of time to revoke their previously exercised subscriptions.

If we cancel the rights offering in whole or in part, all affected subscription rights will expire worthless, and all subscription payments received by the Subscription Agent will be returned, without interest or deduction, promptly.  In addition, if we cancel the rights offering, the Private Placement will be cancelled as well. In this case, we will still be obligated to issue the Additional Shares to certain Standby Investors as provided in the Purchase Agreement.

Reasons for this Rights Offering

In December 2012, we reached agreement with all of our lenders to restructure the terms of our current loan agreements subject to the execution of definitive documentation and the satisfaction of certain important conditions.  One of the conditions subsequent to closing the restructured loan agreements is to raise $30.0 million through an equity offering.  We agreed with our lenders to use the equity offering proceeds to buy modern energy efficient assets, which we believe are currently at competitive prices.

In view of (i) the requirement to raise $30.0 million of equity capital mentioned above, (ii) our current market capitalization relative to the amount of equity capital to be raised and recent losses, and (iii) our desire to provide all shareholders as of the Record Date with the opportunity to participate in the capital raise and therefore minimize potential dilution to existing shareholders as of the Record Date, our board of directors determined that a rights offering was in our best interests and if successful would potentially raise enough capital to meet the requirements of our restructured loan agreements and to fund our future growth.  Assuming all the common shares offered hereby are sold and excluding any additional shares that we may offer and sell pursuant to the Private Placement to meet the Minimum Shares that have been committed to the Standby Investors, we expect that the gross proceeds from the rights offering will be approximately $75.0 million.

In the course of this process, our board of directors consulted with our senior management and received financial and market advice from its financial advisor, Evercore Group L.L.C.  In its capacity as our financial advisor, Evercore has provided financial and market advice to us regarding the rights offering and the Private Placement.  Evercore has not prepared any opinion or appraisal constituting a recommendation or advice to us or our shareholders.  Evercore expresses no opinion and makes no recommendation to our shareholders or any other person as to the purchase or sale by any person of shares of our common stock or other securities. Evercore also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering or the Private Placement may trade if and when they are issued or at any future time. Furthermore Seaborne Capital Advisors Ltd. has been engaged by the Independent Committee of our board of directors to provide independent financial advisory services in connection with the rights. Our board considered a number of factors in favor of this rights offering, including the following:

•
our financial condition, results of operations and cash flow, including a decrease in voyage revenues, which has affected our ability to comply with the financial covenants contained in our existing credit facilities;

•	the current market conditions that present vessel acquisition opportunities at historically low prices;

•	our board of directors' view that this rights offering would enhance our capital structure;

•	the cost and likelihood of obtaining capital from other sources or transactions;

•
the fact that this rights offering would enable all of our shareholders to participate in a material portion of the transaction and mitigate the dilution they might otherwise experience from another equity financing transaction;

•	the fact that a rights offering could potentially increase our public float; and

•	the fees and expenses to be incurred by us in connection with this rights offering as compared to other forms of capital raising.

Our board of directors also considered the following factors adverse to this rights offering:

•	the fact that if certain of our shareholders do not exercise their subscription rights in full, they may be substantially diluted after completion of this rights offering.

After weighing the factors discussed above and the effect of the additional capital that may be generated by the sale of shares pursuant to the rights offering, our board of directors determined that the rights offering is in the best interests of the Company and its shareholders. As described in the section of this prospectus entitled "Use of Proceeds," we are conducting the rights offering to raise approximately $73.25 million in equity capital, after expenses, which is expected to be primarily used for orders for fuel-efficient dry bulk vessels with some of the proceeds being reserved for working capital and general corporate purposes. Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable (except in limited circumstances relating to a material amendment of the terms of this rights offering) and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

To exercise your subscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, to the Subscription Agent at the address set forth under "—Subscription Agent" below, on or prior to the Expiration Date.

Subscription by DTC Participants

If your subscription rights are held of record through DTC, you may exercise your subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of our common shares you are subscribing for under your subscription privilege and payment in full of the subscription price for each share of our common stock that you subscribed for.

Subscription by Beneficial Owners through a Broker, Dealer, Custodian Bank or Other Nominee

If you are a beneficial owner of our common shares who holds shares through a broker, dealer, custodian bank or other nominee, we will ask your broker, dealer, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City Time, on the Expiration Date, and payment must also clear prior to the expiration of this rights offering. If you hold certificates of our common shares directly and would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, in addition to any other procedures your broker, dealer, custodian bank or other nominee may require, you should complete and return to your broker, dealer, custodian bank or other nominee, the form entitled "Beneficial Owner Election Form" such that it will be received by them by 5:00 p.m., New York City Time, on           , 2013, the last business day prior to the Expiration Date. You should receive this form from your broker, dealer, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or nominee or if you receive it without sufficient time to respond.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of common shares you wish to acquire under the subscription privilege by any of the following:

•	certified or uncertified check drawn against a U.S. bank payable to "American Stock Transfer & Trust Company, LLC (acting as Subscription Agent for Star Bulk Carriers Corp.)";

•	bank draft (cashier's check) drawn against a U.S. bank payable to "American Stock Transfer & Trust Company, LLC (acting as Subscription Agent for Star Bulk Carriers Corp.)"; or

•
wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent, for purposes of accepting subscriptions in this rights offering. If you desire to make payment by wire transfer please see the wire instructions on the reverse side of the subscription rights certificate.

American Stock Transfer & Trust Company, LLC is acting as the Subscription Agent for this rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to American Stock Transfer & Trust Company, LLC as follows:

If delivering by hand, express mail, courier, or other
expedited service:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219

If delivering by mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, NY 10272-2042

You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus to Advantage Proxy Inc. at 877-870-8565 or if you are a bank of broker, 206-870-8565.

Receipt of Payment

Your payment will be considered received by the Subscription Agent only upon receipt by the Subscription Agent of any certified or cashier's check or bank draft drawn upon a U.S. bank. Payment received after the expiration of the Subscription Period will not be honored, and, in that case, the Subscription Agent will return your payment to you, without interest or deduction, promptly. For the exercise of a subscription right to be effective, your subscription rights certificate together will full payment of the subscription price, must be received by the Subscription Agent by 5:00 p.m., New York City Time, on the Expiration Date, and payment must clear prior to the expiration of this rights offering.

If you use the mail, we recommend that you use an insured overnight carrier that provides delivery tracking.

If you choose to exercise your subscription rights, the Subscription Agent will send you, no later than ten days after the Expiration Date, a confirmation showing (i) the number of common shares purchased pursuant to your subscription privilege, (ii) the per share and total purchase price for all of the common shares acquired by you, , and (iii) any additional amount payable by you or any excess to be refunded to you.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us.  We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not us or the Subscription Agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by express mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the expiration of the Subscription Period for this rights offering.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not deliver full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription Agent.

Transfer of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else.  Notwithstanding the foregoing, you may transfer your rights to any affiliate (i.e. entities which control the recipient or are controlled by or under common control with the recipient) of yours and your rights also may be transferred to the estate of the recipient upon the death of such recipient.  If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Subscription Agent

American Stock Transfer & Trust Company, LLC is acting as the Subscription Agent for this rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to American Stock Transfer & Trust Company, LLC as follows:

If delivering by hand, express mail, courier, or other
expedited service:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219

If delivering by mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, NY 10272-2042

You should direct any questions or requests for assistance concerning the method of subscribing for the common shares or for additional copies of this prospectus to Advantage Proxy Inc. at 877-870-8565 or if you are a bank of broker, 206-870-8565.

We will pay the fees and expenses of American Stock Transfer & Trust Company, LLC. We have also agreed to indemnify American Stock Transfer & Trust Company, LLC against certain liabilities in connection with this rights offering.

If you deliver subscription documents or subscription rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription privilege.

Fees and Expenses

We will pay all fees charged to us by the Subscription Agent and the Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the Subscription Agent nor we will pay such expenses.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice To Brokers and Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds our common shares for the account of others on this rights offering Record Date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the Subscription Agent with the proper payment. If you hold our common shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common shares on the subscription rights offering Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your subscription rights offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions as to the Use of Subscription Rights Certificates, you should contact Advantage Proxy Inc., the Information Agent, at 877-870-8565 or if you are a bank of broker, 206-870-8565.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in this rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable (except in limited circumstances relating to a material amendment of the terms of this rights offering), and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the Subscription Period expires, unless waived by us at our sole discretion. Neither the Subscription Agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel this rights offering in accordance with the terms and provisions of the Purchase Agreement, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the Subscription Agent. Our interpretations of the terms and conditions of this rights offering will be final and binding.

Segregated Account; Return of Funds

The Subscription Agent will hold funds received in payment for the common shares in a segregated account pending completion of this rights offering. The Subscription Agent will hold these funds until this rights offering is completed or is cancelled. If this rights offering is cancelled for any reason, the Subscription Agent will return this money to subscribers, without interest or deduction, promptly.

Certificates for Common Shares

Share certificates will not be issued for the shares offered in this rights offering.  Promptly after the expiration of the Subscription Period, the Subscription Agent will arrange for issuance through DTC to each subscription rights holder of record that has validly exercised its subscription privilege, the common shares purchased pursuant to the subscription privilege. If you are not a DTC participant, all shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record.

Rights of Subscribers

You will have no rights as a holder of our common shares with respect to the common shares underlying the subscription rights until your account, or your account at your broker, dealer, custodian bank or other nominee is credited with the common shares purchased in this rights offering. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the Subscription Agent.

No Revocation or Change

Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable (except in limited circumstances relating to a material amendment to the terms of this rights offering), even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the common shares offered pursuant to this rights offering.

Regulatory Limitation

We will not be required to issue to you our common shares pursuant to this rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time this rights offering expires, you have not obtained this clearance or approval.

U.S. Federal Income Tax Treatment of Subscription Rights Distribution

A U.S. Holder, as defined in "Certain Material U.S. Federal Income Tax Consequences" to this prospectus, should not recognize income, gain, or loss for U.S. federal income tax purposes upon the receipt and exercise of the subscription rights. See "Certain Material U.S. Federal Income Tax Consequences" of this prospectus for further discussion.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND SALE OF THE SUBSCRIPTION RIGHTS IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION. WE ARE NOT PROVIDING ANY TAX ADVICE IN CONNECTION WITH THIS RIGHTS OFFERING.

No Recommendation to Subscription Rights Holders

Our board of directors is not making any recommendation as to whether or not you should exercise or let lapse your subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and this rights offering. See "Risk Factors" in this prospectus and in any document incorporated by reference herein or therein.

Common Shares Outstanding After this Rights Offering

As of June 5, 2013, 5,400,810 common shares were issued and outstanding. Assuming no other transactions by us involving our common shares, if the rights offering is fully subscribed through the exercise of the subscription rights, then we will issue an additional 14,018,692 common shares pursuant to this rights offering plus an additional 9,117,649 common shares in the Private Placement (assuming the rights offering is fully subscribed by our existing shareholders and including the issuance of the Additional Shares) for a total of 28,537,151 common shares outstanding as of the closing of this offering. As a result of the rights offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their subscription privileges will be diluted.  In addition, existing shareholders that fully exercise their subscription privilege may be diluted if the number of Unsubscribed Shares does not exceed the Minimum Shares that we have agreed to issue to the Standby Investors.

Other Matters

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any of our common shares from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in this rights offering.

PURCHASE AGREEMENT

Each of the Standby Investors has executed the Purchase Agreement with us.  The description of the Purchase Agreement in this section and elsewhere in this prospectus is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is incorporated by reference into this prospectus.

Private Placement; Standby Investor Purchase

We have entered into the Purchase Agreement with the Standby Investors pursuant to which the Standby Investors have agreed to purchase from us, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, at the same subscription price per share as the holders of subscription rights, in a private offering to be closed after the conclusion of the rights offering, the greater of the remaining common shares that are not purchased through the exercise of rights and the Minimum Shares. If no shareholders exercise their subscription rights in the rights offering, the Standby Investors will purchase all of the shares offered pursuant to this prospectus, or 14,018,692 common shares.

Additional Shares

In consideration for providing its Purchase Commitment, we have agreed to issue, at the closing of the Private Placement, to each Standby Investor that is not an affiliate of the Company immediately prior to the completion of the rights offering, a number of common shares equal to 3% of its Purchase Commitment, which we refer to as the Additional Shares.  We estimate that the total amount of Additional Shares to be issued will be approximately 373,367 common shares. We will be obligated to issue the Additional Shares even if the Purchase Agreement is terminated and the rights offering and the Private Placement are not consummated.

The Additional Shares are being issued on a private basis and are not being registered pursuant to the registration statement of which this prospectus is a part.

Conditions to Standby Investors' Obligations

The Standby Investors' obligations under the Purchase Agreement are subject to customary conditions, including the following: (i) no material adverse effect on the earnings, business, management, properties, assets, rights, liabilities (contingent or otherwise), capital, cash flow, income, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"), shall have occurred since the date of the Purchase Agreement; (ii) the representations and warranties of the Company contained in the Purchase Agreement shall be true and correct in all material respects as of the date of the Purchase Agreement and as of the closing date of the Private Placement with the same force and effect as if made on and as of such closing date (other than those qualified by materiality, Material Adverse Effect or similar qualifications, which shall be true and correct in all respects), except for those representations and warranties which address matters as of a particular date (which shall remain true and correct as of such date); (iii) all covenants and agreements contained in the Purchase Agreement to be performed by the Company shall have been performed and complied with in all material respects; (iv) each Standby Investor shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in clauses (i), (ii) and (iii) above; (v) as of the closing date of the Private Placement, none of the following events shall have occurred and be continuing: (A) trading in the common shares shall have been suspended by the Commission or The Nasdaq Global Select Market; or (B) a banking moratorium shall have been declared by U.S. federal or New York State authorities (collectively, a "Market Adverse Effect"); (vi) the Company shall have complied with the requirements of the Nasdaq Stock Market, Inc. for the listing of the common shares to be acquired pursuant to the Purchase Agreement on The Nasdaq Global Select Market; (vii) no judgment, injunction, decree or other legal restraint shall prohibit the consummation of the rights offering or the transactions contemplated by the Purchase Agreement; (viii) no stop order suspending the effectiveness of the registration statement of which this prospectus forms a part shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and (ix) timely completion of the rights offering in accordance with the terms and conditions set forth in the Purchase Agreement and this prospectus.

In addition, the obligations of each Nominating Standby Investor under the Purchase Agreement are subject to the following conditions, including among others: (i) the registration rights agreement shall be in full force and effect as of the closing of the Private Placement; and (ii) each of the Nominating Standby Investors shall have received on and as of the closing date of the Private Placement evidence reasonably satisfactory to it of the good standing of the Company in the Marshall Islands.

Termination

The Purchase Agreement may be terminated at any time prior to the closing of the Private Placement:

(i) by mutual written agreement of the Company and an Standby Investor, with respect to the obligations of such Standby Investor;

(ii) by either the Company or an Standby Investor, with respect to the obligations of such Standby Investor, by written notice at any time after September 30, 2013 (the "Outside Date"), if the closing of the Private Placement has not occurred by such time; provided, that the foregoing right to the terminate the Purchase Agreement will not be available to any party whose breach of any covenant or agreement of such party or any representation or warranty of such party set forth in the Purchase Agreement has been the primary cause of the failure of the closing of the Private Placement on or before the Outside Date;

(iii) by an Standby Investor, with respect to the obligations of such Standby Investor, by written notice if there is Market Adverse Effect that is not cured within 21 Business Days (as defined in the Purchase Agreement) after the occurrence thereof;

(iv) by a Nominating Standby Investor, with respect to its obligations, by written notice if the Purchase Agreement is terminated by the other Nominating Standby Investor, with respect to its obligations; or

(v) by a Nominating Standby Investor, with respect to the obligations of such Nominating Standby Investor, by written notice (A) if there has been a breach of any covenant or a breach of any representation or warranty of the Company under the Purchase Agreement, which breach would cause the failure of any condition precedent set forth in the Purchase Agreement and such breach is not capable of cure on or prior to the Outside Date, or (B) upon the occurrence of any event which results in a failure to satisfy any of the conditions precedent set forth in the Purchase Agreement, which failure is not capable of cure on or prior to the Outside Date; or

(vi) by the Company or an Standby Investor, with respect to the obligations of such Standby Investor, if the registration statement of which this prospectus forms a part has not been declared effective by the Commission and the rights offering commencement date has not occurred by July 31, 2013; provided, that the foregoing right to terminate the Purchase Agreement will not be available to the Company if the Company's breach of any of its covenants or agreements or any of its representations or warranties set forth in the Purchase Agreement has been the primary cause of the failure of such registration statement to have been declared effective by the Commission or the failure of the rights offering commencement date to have occurred on or before such date.

Indemnification

Under the Purchase Agreement and subject to certain limitations included in the Purchase Agreement, we have agreed to indemnify and hold harmless the Standby Investors and certain of their related persons with respect to losses arising out of any of the following: (1) any inaccuracy in or breach of any representation or warranty of the Company contained in the Purchase Agreement; (2) any failure by the Company to comply with the covenants and agreements contained in the Purchase Agreement; (3) an untrue statement or alleged untrue statement of any material fact contained in the registration statement, including this prospectus and all other documents filed as a part hereof or incorporated by reference herein, or an omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they were made, not misleading; (4) any action, suit or proceeding by any stockholder of the Company or any other person relating to the Purchase Agreement or the documents or transactions contemplated by the Purchase Agreement; or (5) by reason of the fact that such Standby Investor is a party to the Purchase Agreement or in any way arising, directly or indirectly, from the rights offering or the consummation of the transactions contemplated by the Purchase Agreement.

Under the Purchase Agreement and subject to certain limitations included in the Purchase Agreement, each of the Standby Investors has agreed, severally and not jointly, to indemnify us and certain of our related persons for losses arising out of any of the following: (1) any breach of any representation or warranty or breach of or failure to perform any covenant or agreement on the part of such Standby Investor contained in the Purchase Agreement; or (2) an untrue statement or alleged untrue statement or omission or alleged omission made in the section of this prospectus or any amendment or supplement to this prospectus titled "Summary of the Rights Offering—Purchase Agreement" in reliance upon and in conformity with written information furnished to the Company by that Standby Investor expressly for use in this prospectus.

Board Representation

The Company has agreed to cause the size of our board of directors to be increased by two directors on the closing date of the private placement and to cause one individual designated by each Nominating Standby Investor to fill such newly-created directorships as Class B directors.

For so long as any Nominating Standby Investor (together with its affiliates) owns 10% or more of the outstanding common shares, such Nominating Standby Investor shall have the right to designate one individual for nomination to our board of directors, and our board of directors will nominate such individual for election to our board of directors; provided, that such nominee meets the criteria that are reasonably acceptable to our nominating committee.  In the event such Nominating Standby Investor owns less than 10% of outstanding common shares at any time following the closing of the Private Placement, such Nominating Standby Investor shall lose its right to nominate a person to our board of directors.

Our board of directors has the right to block any director nominated by a Nominating Standby Investor if such nominee holds, or is nominated to hold, a management position or board seat at a company that directly competes with the Company.  If, following the time when any such person is elected to our board of directors, such person is appointed or elected to any such position or seat at a company that directly competes with us, the Nominating Standby Investor shall be entitled to designate a director to fill the vacancy resulting from such person's resignation from our board of directors; provided, that such designee meets the criteria that are reasonably acceptable to our nominating committee.

Standstill; Transfer Restrictions

Each Nominating Standby Investor agrees that, without the approval of our board of directors, neither it nor its affiliates will (i) acquire beneficial ownership measured by voting power of more than 40.0% of our issued and outstanding common shares; (ii) form or participate in a "group" as defined in Section 13(d)(3) of the Exchange Act with respect to our securities after giving effect to which it would be deemed to beneficially own more than 40.0% of the issued and outstanding common shares; or (iii) initiate or participate in any "freeze-out" merger or other going private transaction with respect to us.  The standstill shall terminate on the date that (A) we publicly announce that we plan to pursue a tender offer, merger, sale of all or substantially all of our assets or any similar transaction involving us, including our subsidiaries, taken as a whole, or a Buyout Transaction; (B) the Board approves, recommends or accepts a Buyout Transaction proposed by any person or group or (C) any person or group, other than any Nominating Standby Investor or a group of which any Nominating Standby Investor is a part, acquires beneficial ownership measured by voting power of more than 40.0% of our issued and outstanding common shares (including all common shares beneficially owned by such Nominating Standby Investor). In the case of a termination as a result of (A), (B) or (C) above and provided the applicable Nominating Standby Investor owns and continues to own in excess of the 10% of our issued and outstanding common shares at all times following the closing date of the Private Placement, the Company shall use its best efforts to cause our board of directors to approve each transaction in which such Nominating Standby Investor shall become an "Interested Shareholder" as such term is defined in Article (K) of our third amended and restated articles of incorporation.

Transfer of Large Block

In the event that a Nominating Standby Investor (together with its controlled affiliates) transfers, individually or in the aggregate, 20% or more of the voting power of our outstanding common shares to any one person (including its affiliates) or any group, the transferee or the transferees shall agree that the standstill described above shall apply to such transferee or transferees, as the case may be.

Stockholder Rights Plan

With respect to any current or future stockholder rights plan, we have agreed to exclude each Nominating Standby Investor from the definition of "Acquiring Person" (or similar term) as such term is defined in such stockholder rights plan to the extent of such Nominating Standby Investor's shareholdings and up to 40.0% of our issued and outstanding common shares.

Registration Rights

We have entered into a registration rights agreement pursuant to which we have agreed to provide certain customary registration rights to each Nominating Standby Investor with respect to the common shares that it owns, including the common shares that it acquires in the Private Placement (including the Additional Shares).

PLAN OF DISTRIBUTION

Upon the effectiveness of the registration statement, we will distribute, at no charge, to holders of our common shares non-transferable subscription rights to purchase up to 14,018,692 common shares. In this rights offering, you will receive one subscription right for every common share you own at 5:00 p.m., New York City Time, on May 15, 2013, the Record Date.

For every one subscription right you receive, you will be entitled to purchase 2.5957 common shares at a subscription price of $5.35 per share, which we refer to as the subscription privilege. The per share subscription price was determined by our board of directors. We will not issue fractional common shares in the rights offering, and holders will only be entitled to purchase a whole number of common shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

The common shares offered pursuant to this rights offering are being offered by us directly to all holders of the subscription rights which were initially issued to the holders of our common shares. We intend to distribute subscription rights certificates, copies of this prospectus and certain other relevant documents to those persons that were holders of our common shares at 5:00, p.m., New York City Time, on May 15, 2013, the Record Date for this rights offering.

This is not an underwritten offering. Our common shares offered hereby are being directly offered by us. We have not employed any brokers, dealer managers, selling agents or underwriters in connection with the solicitation of exercise of subscription rights.

American Stock Transfer & Trust Company, LLC is acting as the Subscription Agent and Advantage Proxy Inc. is acting as the Information Agent for this rights offering. We have agreed to pay the Subscription Agent and the Information Agent customary fees plus certain expenses in connection with this rights offering. We have agreed to indemnify the Subscription Agent and the Information Agent against certain liabilities in connection with this rights offering.

Seaborne Capital Advisors Ltd. has been engaged by the Independent Committee of our board of directors to provide independent financial advisory services in connection with the rights offering. In connection with this financial advisory role, we have agreed to pay Seaborne a fee of $50,000.

We are not paying any commissions, underwriting fees or discounts in connection with this rights offering.  We are issuing the Additional Shares to certain Standby Investors as provided in the Purchase Agreement in consideration for providing their Purchase Commitments.  Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with this rights offering will be approximately $1.75 million.

The price of the shares offered in the rights offering has been determined by our board of directors based on a variety of factors.  The main factors considered by our board of directors included the likely cost of capital from other sources, the size and timing of the rights offering, the price at which our shareholders might be willing to participate in the rights offering and at which the Standby Investors would agree to the Purchase Commitments and historical and current trading prices of our common shares. The last trading price for our common shares on June 5, 2013 was $5.81 per share.  The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities.  You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

At any time a particular offer of the subscription rights is made, a revised prospectus, if required, will be distributed. Such post-effective amendment will be filed with the Commission, to reflect the disclosure of required additional information with respect to the distribution of the subscription rights.

REPUBLIC OF THE MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our third amended and restated articles of incorporation and amended and restated by-laws, and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of The Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the by-laws.	May be held at such time or place as designated in the certificate of incorporation or the by-laws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the by-laws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.  Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the date of the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the date of the meeting.

Shareholders' Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.
Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any shareholder authorized to vote may authorize another person or persons to act for him by proxy.	Any shareholder authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or by-laws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Merger or Consolidation

Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.
Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation's usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation's property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the by-laws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
The number of board members shall be fixed by, or in a manner provided by, the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.
If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters' Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the Record Date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.  The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations in which the stock offered for consideration is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder's Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of The Marshall Islands.

Reasonable expenses including attorney's fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. Holders (as defined below) of the receipt, exercise, expiration, and disposition of subscription rights received by U.S. Holders in this rights offering. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our common shares who holds such shares as a "capital asset" for U.S. federal income tax purposes (generally property held for investment) and is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code (as defined below) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion does not describe all of the tax consequences that may be relevant to a U.S. Holder in light of its particular circumstances. For example, this discussion does not address:

•
tax consequences to U.S. Holders who may be subject to special tax treatment, such as banks, brokers or dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), certain former citizens or former long-term residents of the United States, regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, insurance companies, individual retirement accounts or other tax-deferred accounts, or retirement plans;

•	tax consequences to U.S. Holders holding shares of our common shares or subscription rights as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	tax consequences to U.S. Holders whose "functional currency" is not the U.S. dollar;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to U.S. Holders; or

•	any state, local, or foreign tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds common shares, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common shares, you are encouraged to consult your own tax advisors concerning the tax treatment of the receipt, exercise, expiration, and disposition of subscription rights received in this rights offering and of the exercise, lapse, and sale of the subscription rights.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, final and temporary Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been or will be sought or obtained from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a U.S. Holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND DISPOSITION OF SUBSCRIPTION RIGHTS RECEIVED IN THIS RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

Consequences of the Receipt, Exercise, Expiration, and Disposition of the Subscription Rights

Receipt of the Subscription Rights

For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon its receipt of subscription rights in this rights offering. A U.S. Holder's basis in the subscription rights received in this rights offering will generally be zero unless the subscription rights are exercised or disposed of and either (i) the fair market value of the subscription rights on the date such subscription rights are distributed by us is equal to or exceeds 15% of the fair market value on such date of the shares of our common shares with respect to which the subscription rights are received or (ii) such U.S. Holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its basis in its shares of our common shares held to the subscription rights. This election is irrevocable and would apply to all of the subscription rights received pursuant to this rights offering. In either case, the U.S. Holder's basis in its shares of our common shares with respect to which the subscription rights are received will be allocated among such shares and the subscription rights received in proportion to their respective fair market values on the date the subscription rights are distributed by us. A U.S. Holder's holding period for the subscription rights will include the U.S. Holder's the holding period in the shares of our common shares with respect to which the subscription rights are received.

Exercise of the Subscription Rights

For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon its exercise of subscription rights received in this rights offering. A U.S. Holder's basis in the shares of our common shares acquired upon the exercise of the subscription rights should equal the sum of the subscription price paid for the shares and the U.S. Holder's tax basis, if any, in the subscription rights. The holding period for the shares of our common shares acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised.

Notwithstanding the foregoing, if a U.S. Holder exercises subscription rights received in this rights offering after disposing of the shares of our common shares with respect to which the subscription rights are received, then certain aspects of the U.S. federal income tax treatment of the exercise of the subscription rights are unclear, including (i) the allocation of the basis of the shares sold and the subscription rights received in respect of such shares, (ii) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares sold, and (iii) the impact of such allocation on the basis of the shares of our common shares acquired through the exercise of such subscription rights. If a U.S. Holder exercises the subscription rights received in this rights offering after disposing of the shares of our common shares with respect to which the subscription rights are received, such U.S. Holder is encouraged to consult its tax advisors.

Expiration of the Subscription Rights

For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon the expiration of the subscription rights received in this rights offering, and the tax basis of the shares of our common shares in respect of which the subscription rights were received will equal their basis before receipt of such subscription rights.

Taxable Sale, Exchange or Other Disposition of the Subscription Rights

Upon a taxable sale, exchange or other disposition of the subscription rights received in this rights offering, a U.S. Holder will generally recognize gain or loss, if any, equal to the difference between the amount realized on the disposition and such U.S. Holder's tax basis in the subscription rights which were sold, exchange or disposed. A U.S. Holder's amount realized will equal the amount of any cash received plus the fair market value of any other property received for the subscription rights. The gain or loss recognized by a U.S. Holder on the taxable disposition of the subscription rights will generally be capital gain or loss and will generally be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the subscription rights is more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND DISPOSITION OF SUBSCRIPTION RIGHTS RECEIVED IN THIS RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with the rights offering.  With the exception of the Commission registration fee, all amounts are estimates.

Commission registration fee	$10,230*
Legal and advisory fees and expenses	$1,550,000
Accounting fees and expenses	$60,000
Subscription Agent and Information Agent fees	$30,000
Printing and miscellaneous	$100,000
Total	$1,750,230

*Previously paid.
LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters relating to United States law are being passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Star Bulk Carriers Corp. appearing in Star Bulk Carriers Corp.'s Annual Report (Form 20-F) for the year ended December 31, 2012 and the effectiveness of Star Bulk Carriers Corp.'s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Star Bulk Carriers Corp. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2011 have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.  Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Statements in this prospectus or any applicable prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents that are filed as exhibits to this registration statement for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's website.

Information Incorporated by Reference

We disclose important information to you by referring you to documents that we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference. In the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We hereby incorporate by reference the following documents:

•
our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 20, 2013, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
our Report on Form 6-K, filed with the Commission on June 6, 2013, which contains Management's Discussion and Analysis of Financial Condition and Results of Operations and our unaudited condensed consolidated interim financial statements as of and for the three-months ended March 31, 2013.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi 15124, Athens, Greece
011-30-210-617-8400 (telephone number)

Information provided by the Company

We will furnish holders of shares of our common stock with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.   Indemnification of Directors and Officers.

Indemnification of Directors and Officers and Limitation of Liability

I. Article VI of the Amended and Restated Bylaws of the Registrant provides as follows:

1.
The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2.
The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was properly brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court having proper jurisdiction shall deem proper.

3.
To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

4.
Any indemnification under Sections 1 or 2 of this Article VI (unless ordered by a court having proper jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section.  Such determination shall be made:

a.	by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

b.	if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

c.	by the shareholders.

5.
Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section.

6.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article VI.

8.
For purposes of this Article VI, references to the "Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation of its separate existence had continued.

9.
For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Article VI.

10.
The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

11.
No director or officer of the Company shall be personally liable to the Company or to any shareholder of the Company for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director's or the officer's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director or officer derived an improper personal benefit.

There is currently no pending material litigation or proceeding involving any of the Registrant's directors, officers or employees for which indemnification is sought.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers:

(1)
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.   Recent Sales of Unregistered Securities

None.

Item 8.   Exhibits

The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference (the "Exhibit Index").

Item 9.   Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by § 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

(6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on June 6, 2013.

STAR BULK CARRIERS CORP.

By:	/s/ SIMOS SPYROU
Name:	Simos Spyrou
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Spyros Capralos, Simos Spyrou, Gary J. Wolfe and Robert E. Lustrin his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on June 6, 2013 in the capacities indicated.

Signature	Title

/s/ SPYROS CAPRALOS	Chief Executive Officer, President and Director
Spyros Capralos	(Principal Executive Officer)

/s/ SIMOS SPYROU	Chief Financial Officer
Simos Spyrou	(Principal Financial Officer and
Principal Accounting Officer)

*	Director, Chairman of the Board of Directors
Petros Pappas

*	Director
Tom Softeland

*	Director
Koert Erhardt

*	Director
Milena Maria Pappas

*By: /s/ SIMOS SPYROU
Name: Simos Spyrou
Attorney in Fact

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 6, 2013.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

3.1
Third Amended and Restated Articles of Incorporation of Star Bulk Carriers Corp. (incorporated by reference to the Company's Report on Form 6-K, which was filed with the Commission on October 15, 2012)

3.2
Amended and Restated Bylaws of Star Bulk Carriers Corp. (incorporated by reference to Exhibit 3.2 of the Company's Joint Proxy/Registration Statement (File No. 333-141296), which was filed with the Commission on March 14, 2007)

4.1
Specimen Common Stock Certificate of Star Bulk Carriers Corp. (incorporated by reference to Exhibit 4.1 of the Company's Joint Proxy/Registration Statement (File No. 333-141296), which was filed with the Commission on March 14, 2007)

4.2	Form of Rights Certificate (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

4.3
2011 Equity Incentive Plan (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form S-8 (File No. 333-176922), which was filed with the Commission on September 20, 2011)

4.4	2013 Equity Incentive Plan (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

5.1	Opinion of Seward & Kissel, LLP, as to the validity of the securities being registered

8.1	Opinion of Seward & Kissel, LLP, with respect to certain tax matters

10.1	Form of Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

10.2	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

10.3	Form of Subscription Agent Agreement (incorporated by reference to Exhibit 10.3 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

10.4
Management Agreement with Combine Marine Inc. (incorporated by reference to Exhibit 10.16 of the Company's Joint Proxy/Registration Statement (File No. 333-141296), which was filed with the Commission on May 24, 2007)

10.5
Master Agreement, as amended (incorporated by reference to Exhibit 10.19 of the Company's Joint Proxy/Registration Statement (File No. 333-141296), which was filed with the Commission on October 12, 2007)

10.6	Supplemental Agreement (incorporated by reference to Exhibit 10.11 of the Company's Joint Proxy/Registration Statement (File No. 333-141296), which was filed with the Commission on March 14, 2007)

10.7	Loan Agreement with Commerzbank AG, dated December 27, 2007 (incorporated by reference to Exhibit 4.5 of the Company's Annual Report on Form 20-F, which was filed with the Commission on June 30, 2008)

10.8
First Supplemental Agreement with Commerzbank AG, dated June 10, 2009 (incorporated by reference to Exhibit 4.5 of the Company's Annual Report on Form 20-F, which was filed with the Commission on March 31, 2011)

10.9
Second Supplemental Agreement with Commerzbank AG, dated January 27, 2010 (incorporated by reference to Exhibit 4.6 of the Company's Annual Report on Form 20-F, which was filed with the Commission on March 31, 2011)

10.10
Loan Agreement with Commerzbank AG, dated September 3, 2010 (incorporated by reference to Exhibit 4.18 of the Company's Annual Report on Form 20-F, which was filed with the Commission on March 31, 2011)

10.11
Loan Agreement with Credit Agricole Corporate and Investment Bank, dated January 20, 2011 (incorporated by reference to Exhibit 4.18 of the Company's Annual Report on Form 20-F, which was filed with the Commission on March 31, 2011)

10.12	Loan Agreement with HSH Nordbank AG, dated October 3, 2011 (incorporated by reference to Exhibit 99.3 of the Company's report on Form 6-K, which was filed with the Commission on November 2, 2011)

10.13	Loan Agreement with ABN AMRO Bank N.V., dated July 21, 2011 (incorporated by reference to Exhibit 99.2 of the Company's report on Form 6-K, which was filed with the Commission on November 2, 2011)

10.14
Commitment Letter with Commerzbank AG, dated December 17, 2012 (incorporated by reference to Exhibit 4.11 of the Company's Annual Report on Form 20-F, which was filed with the Commission on March 19, 2013)

10.15
Commitment Letter with Credit Agricole Corporate and Investment Bank, dated December 14, 2012 (incorporated by reference to Exhibit 4.12 of the Company's Annual Report on Form 20-F, which was filed with the Commission on March 19, 2013)

10.16
Firm Offer Letter with HSH Nordbank AG, dated December 20, 2012 (incorporated by reference to Exhibit 4.13 of the Company's Annual Report on Form 20-F, which was filed with the Commission on March 19, 2013)

10.17
Commitment Letter with ABN AMRO Bank N.V., dated January 29, 2012 (incorporated by reference to Exhibit 4.14 of the Company's Annual Report on Form 20-F, which was filed with the Commission on March 19, 2013)

10.18
Second Supplemental Agreement with ABN AMRO Bank N.V., dated April 2, 2013. (incorporated by reference to Exhibit 10.18 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

21	Subsidiaries of Star Bulk Carriers Corp. (incorporated by reference to Exhibit 21 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

23.1	Consent of Independent Registered Public Accounting Firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)

23.2	Consent of Independent Registered Public Accounting Firm (Deloitte Hadjipavlou Sofianos & Cambanis S.A.)

23.3	Consent of Seward & Kissel LLP (included in Exhibit 5.1)

24	Power of Attorney (included in the signature page hereto)

99.1
Form of Instructions as to Use of Subscription Rights Certificate (incorporated by reference to Exhibit 99.1 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

99.2
Form of Letter to Shareholders who are Record Holders (incorporated by reference to Exhibit 99.2 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

99.3
Form of Letter to Shareholders who are Beneficial Holders (incorporated by reference to Exhibit 99.3 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

99.4
Form of Letter to Clients of Nominee Holders (incorporated by reference to Exhibit 99.4 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

99.5	Form of Beneficial Owner Election Form (incorporated by reference to Exhibit 99.5 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

99.6	Form of Nominee Holder Certification (incorporated by reference to Exhibit 99.6 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

99.7
Form of Notice of Important Tax Information (incorporated by reference to Exhibit 99.7 of the Company's Registration Statement (File No. 333-188281), which was filed with the Commission on May 2, 2013)

SK 25767 0001 1386278 v2